Exhibit 5.1

January 11, 2023

Board of Directors

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Ladies and Gentlemen:

We have acted as counsel to Prosperity Bancshares, Inc., a Texas corporation (“Prosperity”), in connection with the proposed offering by Prosperity of up to 5,959,552 shares (the “Shares”) of common stock, par value $1.00 per share, of Prosperity. The Shares are proposed to be offered to the shareholders of Lone Star State Bancshares, Inc., a Texas corporation (“Lone Star”), and First Bancshares of Texas, Inc., a Texas corporation (“First Bancshares”) in connection with the merger of Lone Star with and into Prosperity pursuant to the terms of the Agreement and Plan of Reorganization, dated as of October 10, 2022 (the “Lone Star Reorganization Agreement”), by and between Prosperity and Lone Star, and the merger of First Bancshares with and into Prosperity pursuant to the terms of the Agreement and Plan of Reorganization, dated as of October 10, 2022 (the “First Bancshares Reorganization Agreement,” and together with the Lone Star Reorganization Agreement, the “Reorganization Agreements”), by and between Prosperity and First Bancshares. Prosperity has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-4 relating to the registration of the offering and sale of the Shares pursuant to the Reorganization Agreements (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined originals or copies of (i) the Registration Statement, (ii) the Lone Star Reorganization Agreement, (iii) the First Bancshares Reorganization Agreement, (iv) the Amended and Restated Articles of Incorporation of Prosperity, as amended to date, (v) the Amended and Restated Bylaws of Prosperity, as amended to date, (vi) certain resolutions adopted by the Board of Directors of Prosperity, and (vii) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of Prosperity and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized for issuance, and when the Registration Statement has become effective under the Securities Act and if and when the Shares are issued in accordance with the terms and conditions, and for the consideration, set forth in the Reorganization Agreements, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is based on and is limited to the Texas Business Organizations Code (including the applicable provisions of the Texas Constitution and the reported judicial decisions interpreting those laws currently in effect) and the applicable federal laws of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material related to the offer and sale of the Shares.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Bracewell LLP

Bracewell LLP

Bracewell LLP	T: +1.713.223.2300 F: +1.800.404.3970 711 Louisiana Street, Suite 2300, Houston, Texas 77002-2770 bracewell.com

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